SECOND AMENDMENT TO ADMINISTRATIVE SERVICE AGREEMENT BETWEEN
PRINCIPAL LIFE INSURANCE COMPANY &
GOLDMAN, SACHS & CO.

THIS SECOND AMENDMENT TO ADMINISTRATIVE SERVICE AGREEMENT (the "Amendment") is made and entered into as of the 26th day of October, 2012, by and among Goldman, Sachs & Co., Principal Life Insurance Company ("Principal") and Principal National Life Insurance Company ("PNLIC").

WITNESSETH:

WHEREAS, Goldman, Sachs & Co. and Principal entered into an Administrative Service Agreement dated July 30, 2004, as amended (the "Agreement"); and

WHEREAS, Section 10 of the Agreement provides that the Agreement may be amended upon mutual agreement of the parties hereto in writing; and

WHEREAS, Goldman, Sachs & Co. and Principal desire to amend the Agreement to add PNLIC as a party to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties agree that the Agreement shall be further amended as follows:

1.	PNLIC is hereby added as a party to, and hereby agrees to be bound by the terms and conditions of, the Agreement.

2. The terms "you" and the "Company" are hereby amended to mean Principal and/or PNLIC, as applicable.

3.	Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following Section 2:

2.     The Company: The "Company" consists collectively of Principal and PNLIC, both of which are Iowa life insurance companies. The Company issues variable annuity contracts, and variable life policies (together, the "Contracts") supported by the accounts listed on Schedule 1 of this Agreement (respectively, the "Separate Accounts"; if more than one, the term "Separate Account" shall apply to each Separate Account subject hereto) which is registered with the SEC as a unit investment trust. The Company has entered into a participation agreement (the "Participation Agreement") with the Trust pursuant to which the Company purchases shares of the Trust for the Separate Account supporting the Company's Contracts.

4.	The Agreement is hereby amended to include the following Schedule 1:

SCHEDULE 1

Accounts of the Company
In vesting in the Trust

Effective as of October 26, 2012, the following Separate Accounts of the Company are subject to the Agreement:

Company	Name of Separate Account	Date Established by Board of Directors of the Company	SEC 1940 Act Registration Number	Type of Product Supported by Separate Accounts
Principal Life Insurance Company	Separate Account B	January 12, 1970	811-02091	Variable annuities
Principal Life Insurance Company	Variable Life Separate Account	November 2, 1987	811-05118	Variable life insurance
Principal National Life Insurance Company	Variable Life Separate Account	November 28,2007	811-22589	Variable life insurance

5.	This Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute one instrument.

6.
Except as modified herein, the terms and conditions of the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail.

***Signature Page Follows ***

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Second Amendment as of the date set forth above.

GOLDMAN SACHS & CO.	PRINCIPAL NATIONAL LIFE INSURANCE COMPANY

By: /s/ Greg Wilson Name: Greg Wilson Title: Managing Director	By: /s/ Sara Wiener Name: Sara Wiener Title: Director - Life Product Management

PRINCIPAL LIFE INSURANCE COMPANY

By: /s/ Sara Wiener Name: Sara Wiener Title: Director - Life Product Management